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                                                                      EXHIBIT 11

                    CANNONDALE CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                     YEAR ENDED
                                                      JUNE 29,        YEAR ENDED       YEAR ENDED
                                                        1996         JULY 1, 1995     JULY 2, 1994
                                                    ------------     ------------     ------------
PRIMARY EARNINGS PER SHARE COMPUTATION:
  Average shares outstanding......................       8,216           5,888             3,882
  Net effect of stock options -- based on the
     treasury stock method........................         381             360               364
  Net effect of warrants -- based on the treasury
     stock method.................................          --             358                --
  Weighted average number of common shares and
     equivalents outstanding during the period....       8,597           6,606             4,246
  Income (loss) before extraordinary item.........    $ 10,146          $8,233          $   (579)
  Accumulated preferred stock dividends...........          --            (400)           (1,008)
  Income (loss) applicable to common shares before
     extraordinary item...........................      10,146           7,833            (1,587)
  Extraordinary loss, net of income taxes.........          --            (685)               --
  Income (loss) applicable to common shares and
     equivalents..................................    $ 10,146          $7,148          $ (1,587)
  Income (loss) per share before extraordinary
     item.........................................    $   1.18          $ 1.18          $  (0.37)
  Extraordinary item, net of income taxes.........          --           (0.10)               --
     Net income (loss) per share..................    $   1.18          $ 1.08          $  (0.37)
>FULLY DILUTED EARNINGS PER SHARE COMPUTATION (1):
  Average shares outstanding......................       8,216           5,888             3,882
  Net effect of stock options -- based on the
     treasury stock method........................         448             370               364
  Net effect of warrants -- based on the treasury
     stock method.................................          --             358                --
  Weighted average number of common shares and
     equivalents outstanding during the period....       8,664           6,616             4,246
  Income (loss) before extraordinary item.........    $ 10,146          $8,233          $   (579)
  Accumulated preferred stock dividends...........          --            (400)           (1,008)
  Income (loss) applicable to common shares before
     extraordinary item...........................      10,146           7,833            (1,587)
  Extraordinary loss, net of income taxes.........          --            (685)               --
  Income (loss) applicable to common shares and
     equivalents..................................    $ 10,146          $7,148          $ (1,587)
  Income (loss) per share before extraordinary
     item.........................................    $   1.17          $ 1.18          $  (0.37)
  Extraordinary item, net of income taxes.........          --           (0.10)               --
     Net income (loss) per share..................    $   1.17          $ 1.08          $  (0.37)
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(1) No effect has been given to the Series A Preferred Stock (redeemed in
    November 1994) as its effect would be antidilutive.